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                                                                   EXHIBIT 10.82

                             (NEXTEL PARTNERS LOGO)

                         NEXTEL PARTNERS OPERATING CORP

                       TIER 1 SEVERANCE AND RETENTION PLAN

I.   OVERVIEW

This document is an overview and a summary plan description ("SPD") of the Nextel Partners Operating Corp. Severance and Retention Plan (the "Severance Plan") for a selected group of employees ("partners") of Nextel Partners Operating Corp. ("NPI").

This Severance Plan provides Plan Benefits (as defined below) solely for those partners listed on Exhibit A hereto from time to time. If you are a partner who will participate in this Severance Plan, you will receive a letter informing you of your participation from NPI.

The Severance Plan provides Plan Benefits in connection with a Change in Control (as defined below) and in the event of your Qualified Termination of Employment (as defined below) during the 18-month period following a Change in Control (as defined below). This SPD describes who is eligible to participate in the Severance Plan, the conditions that a participant must meet in order to receive benefits from the Severance Plan and general information about the Severance Plan.

In the event that a Change in Control does not occur, no benefits described in this SPD will be paid.

This SPD also constitutes the official Severance Plan document governing Plan Benefits; there are no other Severance Plan documents that govern your severance benefits. If you have any questions regarding the Severance Plan, please contact NPI People Development in Kirkland, WA. at (425) 576-3600 or via e-mail at people.services@nextelpartners.com.

The Severance Plan described in this SPD is a welfare benefit plan of NPI. Plan Benefits are not insured and will be paid from NPI's general assets.

This SPD replaces and supersedes any other communications including, but not limited to, the Compensation Overview you may have received regarding severance programs related to a Change in Control. In the event of a conflict between this SPD and any other communications you have received or read, you should rely on the provisions contained in this SPD.

II.  ELIGIBILITY

Subject to the terms and conditions of this Severance Plan, you may be eligible to participate in this Severance Plan if you are a regular partner on NPI's payroll scheduled to work at least 20 hours per week, and you have been notified by NPI in writing that you are eligible to participate in the Severance Plan. The fact that you have received this document does not necessarily mean that you are eligible to participate in the Severance Plan.

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Persons who are classified as temporary employees, occasional employees, interns, independent contractors or leased employees are not eligible to participate in this Severance Plan.

III. CONDITIONS FOR RECEIVING SEVERANCE BENEFITS

In order to receive severance benefits under this Severance Plan, you must meet all of the following conditions:

1. The NPI Compensation and Benefits Committee must designate you as eligible to participate in this Severance Plan.

2. You must have completed at least three (3) consecutive Months of Service (as defined below) with NPI or its subsidiaries upon a Qualified Termination of Employment.

3. You must remain employed by NPI or its subsidiaries until a Change in Control and/or you have a "Qualified Termination of Employment". A Qualified Termination of Employment is termination of your employment by NPI without Cause or by reason of your death or a voluntary resignation for Good Reason, that occurs within 18 months following a Change in Control. Your termination of employment with NPI will not be considered a Qualified Termination of Employment if:

     a)   You voluntarily resign other than for Good Reason;

     b) Your employment with NPI or its subsidiaries is terminated for "Cause" (as defined below); or

     c)   Your employment terminates prior to the Change in Control.

4. You must sign and return within the applicable time period a Separation Agreement and General Release in the form attached hereto as Exhibit B.

"CAUSE"

For purposes of this Severance Plan, "Cause" shall mean:

     a) your conviction of a felony evidencing criminal dishonesty or moral turpitude;

     b)   a willful and material breach of your duty of loyalty to NPI; or

     c) after 20 business days following your receipt of written notice from NPI specifying the particulars in reasonable detail, your failure to comply with or to cure, as applicable (1) a willful and material refusal to comply with specific written directions of the board of directors (or specific written directions of the chief executive officer) that are consistent with your employment agreement with NPI or any of their respective subsidiaries and capable of being performed by you or (2) a willful and material breach of your duty of due care to NPI.


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Your termination of employment shall not be deemed to be for "Cause" unless and until there shall have been delivered to you and the Plan Administrator (as defined below) a copy of a resolution adopted by the affirmative vote of not less than three-quarters of the entire membership of the board of directors of NPI or, if NPI is not the ultimate parent corporation of its affiliated companies and is not publicly-traded, the ultimate parent of NPI at a meeting of such board called and held for such purpose.

Notwithstanding any provision contained under the heading "Plan Administrator" in Section XV to the contrary, any determination of whether you have incurred a termination of employment for Cause will be subject to de novo review.

"GOOD REASON"

For purposes of this Severance Plan, "Good Reason" shall mean, without your prior written consent:

     a) A material adverse change in your duties, responsibilities or reporting relationships (including, in the case of the Chief Executive Officer of NPI (the "CEO"), without limitation the CEO's not being elected to the Board or the CEO's removal from the Board other than for "Cause" in accordance with the provisions of that certain Shareholders' Agreement dated February 18, 2000 among Nextel Partners, Inc. and the shareholders named therein as amended from time to time),

     b) A relocation of your principal office to a location more than 30 miles away from your then current office,

     c) A reduction of salary not agreed to by you, or a material diminution of other employee benefits (other than any change in employee benefits approved by the board and implemented in a non-discriminatory fashion with respect to all participating employees), or any other material adverse change in your working conditions, or

     d) A material breach by NPI of other obligations under your employment agreement with NPI or a subsidiary of NPI that is not cured after 20 business days following NPI's receipt of a written notification from you specifying the particulars in reasonable detail.

Your mental or physical incapacity following the occurrence of an event described in clauses (a) through (e) above shall not affect your ability to terminate employment for Good Reason.

IV.  WHEN PARTICIPATION ENDS

Your entitlement to severance benefits under the Severance Plan ends at the earliest to occur of the following events:

1.   The date the Severance Plan terminates;

2. The date you no longer meet the eligibility requirements for the Severance Plan; or


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3.   The date you incur a termination of employment from NPI that is not a
     Qualified Termination of Employment.

Notwithstanding the foregoing, termination of the Severance Plan shall not affect your right to benefits to which you are otherwise entitled as a result of a Qualifying Termination under the Severance Plan which occurs prior to the termination of the Severance Plan.

V.   PLAN BENEFIT

You shall be eligible to receive a retention bonus (the "Retention Bonus") in an amount equal to 100% of your Targeted Annual Compensation (as defined below), as adjusted upward or downward as described below. The Retention Bonus shall be paid 50% on the Change in Control and 50% on the first business day that is six months following the Change in Control conditioned upon your continuous employment through each such date; provided, however, that in the event that, after the Change in Control and prior to the six months following the Change in Control, your employment is terminated by NPI other than for Cause or by you for Good Reason, the Retention Bonus or any remaining unpaid portion thereof will be paid in full to you upon such termination. The amount of the Retention Bonus is subject to adjustment based on NPI achieving its 2005 key objectives. The actual Retention Bonus amount will be adjusted based on performance against the same 2005 key objectives established for the 2005 Performance Bonus Plan, and will be subject to upward or downward adjustments depending on the level of achievement of the key objectives in the same manner as the 2005 Performance Bonus Plan. The Retention Bonus shall be calculated without taking into account (i) any expenses or costs associated with or arising as a result of the put right or the transactions contemplated by this Agreement, (ii) any non-recurring charges that would not reasonably be expected to have been incurred had the put right or the transactions contemplated by this Agreement not occurred or (iii) any incremental marketing or similar expenses resulting from the fact that Partners is not being permitted to use the Sprint brand.

In addition, if you have completed at least three (3) Months of Service with NPI, upon a Qualified Termination of Employment, you will be entitled to a single lump sum payment equal to 200% of your Target Annual Compensation, except in the case of the CEO who shall be entitled to a lump sum payment equal to 300% of his Target Annual Compensation. Your Target Annual Compensation means the sum of (1) your Annual Base Salary, (2) your Target Annualized Performance Bonus, and (3) your Target Annualized Commissions. If you are a part-time, your Target Annual Compensation will be based on your regularly scheduled work hours.

Your Annual Base Salary means the greater of your annual base pay (a) in effect on the date of your Qualified Termination of Employment, and (b) immediately prior to the date of the Change in Control.

Your Target Annualized Performance Bonus, if any, means your annual target performance bonus percentage multiplied by the greater of (i) your Annual Base Salary in effect on your Qualified Termination of Employment, or (ii) your Annual Base Salary immediately prior to the date of the Change in Control. If your performance bonus is specified as a flat amount,


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your Target Annualized Performance Bonus is the greater of (x) the performance bonus dollar amount in effect on your Qualified Termination of Employment, or
(y) the performance bonus dollar amount immediately prior to the date of the Change in Control, as applicable, multiplied by the scheduled number of payouts during a 12-month period. For example: if your performance bonus is targeted to be $1,000 per quarter, your Target Annualized Performance Bonus will be $1,000 x 4 = $4,000. For purposes of this Severance Plan, your Target Annualized Performance Bonus does not include the Building Excellence Together bonus, the churn bonus, weekly or monthly spiffs, or 2006 OCF performance bonus. The target performance bonus percentage or flat rate specified in your offer letter, your Ceridian Empowerment Profile or any other NPI compensation document as designated by the Plan Administrator shall be used for purposes of calculating your Target Annualized Performance Bonus amount; provided, however, that this percentage or flat amount shall in no event be less than the percentage or flat amount, as the case may be, in effect immediately prior to the Change in Control and for purposes of this Severance Plan your Annual Base Salary shall be no less than your Annual Base Salary in effect as of immediately prior to the Change in Control.

Your Target Annualized Commissions means the greater of (A) your targeted annual commission as specified in your offer letter or Ceridian Empowerment Profile as of the year in which your Qualified Termination of Employment occurs; provided that if such commission target levels have not been set for the year in which your Qualified Termination of Employment occurs, the commission target levels for the prior year shall be used for purposes of determining your Commissions or
(B) your target annual commission as specified in your offer letter or Ceridian Empowerment Profile as of the year in which the Change in Control occurs, provided that if such commission target levels have not been set for the calendar year in which the Change in Control occurs, the commission target levels for the year immediately preceding the Change in Control as specified in your compensation overview documents will be used. Following a Change in Control, your commission target levels may not, for purposes of this Severance Plan, be set lower than your annual commission target levels in effect immediately prior to the Change in Control. For purposes of this Severance Plan, your Target Annualized Commissions do not include any weekly or monthly spiffs, commission accelerators and commission decelerators.

In addition to your Target Annual Compensation, for the two-year period after your Qualified Termination of Employment, or such longer period as may be provided by the terms of the applicable plan, program, practice or policy, NPI shall continue to provide NPI-provided benefits equivalent to the benefits provided to you immediately prior to the Change in Control (including, without limitation, participation in NPI's medical, dental, vision, life and disability insurance programs, but not including participation in any NPI's 401(k) plan, stock purchase program and employee stock option plan) (except for the CEO, who shall be provided with such benefits until December 31 of the second calendar year following the year in which his Qualified Termination of Employment occurs (such period, the "CEO Benefit Continuation Period"). Your entitlement to Consolidated Omnibus Budget Reconciliation Act continuation coverage ("COBRA Coverage") under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") shall not be offset by the provision of benefits under this Severance Plan and the period of COBRA Coverage shall commence at the end of the two-year period (the Benefit Continuation Period in the case of the CEO) during which you receive benefits under this Severance Plan; provided, however,


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that, immediately prior to the end of the CEO Benefit Continuation Period, the
CEO shall be entitled to a lump sum payment from NPI equal to the amount of the CEO's cost for the CEO's portion of the CEO's COBRA Coverage for a period of months equal to (x) the excess, if any, of 36 over (y) the period of months in the CEO Benefit Continuation Period; and provided, further, however, that, if you become employed with another employer and are eligible to receive such benefits under another employer provided plan, the health benefits described herein shall be secondary to those provided under such other plan, and such other benefits shall not be provided by NPI, during such applicable period of eligibility (the "Health Benefits," and, collectively with Target Annual Compensation, the "Plan Benefits").

If your Qualified Termination of Employment occurs within twelve (12) full months following a Change in Control, your Plan Benefit will be 100% of the benefits described above. If your Qualified Termination of Employment occurs twelve (12) or more full months but less than 18 full months following a Change in Control, your Plan Benefit will be 50% of the benefits described above, which in the case of the Health Benefits shall mean that your benefits shall be provided for a one-year period following your Qualified Termination of Employment. No Plan Benefits are payable under the Severance Plan if your termination of employment with NPI occurs after 18 full months following a Change in Control, regardless if such termination meets the definition of a Qualified Termination of Employment.

Subject to the terms and conditions stated in this Severance Plan, if you are on a company-approved leave of absence or receiving Workers Compensation benefits at the time of a Qualified Termination of Employment, you will receive the same Plan Benefit as if you were actively employed as of the time of such Qualified Termination of Employment.

MONTHS OF SERVICE

"Months of Service" is the number of full months of employment you complete with NPI and its subsidiaries or their respective predecessors, starting with your original hire date with NPI or its subsidiaries or their respective predecessors (or re-hire date if you had a break in service greater than three (3) full months), and ending on the day before your most recent anniversary date. If you terminated employment with NPI or its subsidiaries, were re-hired and your break in service was three (3) full months or less, your original hire date will be used for purposes of calculating your full Months of Service.

Example 1: Your date of hire is 10/5/04, as of 11/5/04 you would have 1 full Month of Service, as of 12/5/04 you would have 2 full Months of Service, and as of 1/5/05 you would have 3 full Months of Service.

Example 2: Your date of hire is 10/5/05 and your Qualified Termination of Employment date is 10/3/06, you would have 11 full Months of Service for Plan Benefit calculation purposes.

VI.  ARBITRATION AND LEGAL FEES

To the extent you so choose pursuant to Section XIII, any and all disputes between you and NPI and/or any of its affiliates or subsidiaries, or their respective employees, officers, directors, agents or assigns, which relate to, arise out of or are in connection with this Severance Plan shall be submitted to and resolved by final and binding arbitration.


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All disputes between the parties which are covered by arbitration shall be submitted to binding arbitration in the State of Washington under the Commercial Arbitration Rules of the American Arbitration Association before a panel of three (3) neutral arbitrators selected under said Rules.

Any action to confirm an arbitration award hereunder must be filed in a court having jurisdiction and located in the State of Washington or in any state or foreign country in which you reside and that also has personal jurisdiction over both parties; provided that both parties stipulate that personal jurisdiction exists over them in Washington.

NPI agrees to pay as incurred (within ten (10) days following NPI's receipt of an invoice from you), to the full extent permitted by law, all legal fees and expenses, including costs and expenses of arbitration, that you may reasonably incur as a result of any contest by NPI, you or others of the validity or enforceability of, or liability under, any provision of this Severance Plan or any guarantee of performance thereof (including as a result of any contest by you about the amount of any payment pursuant to this Severance Plan); provided, however, that you shall be required to reimburse NPI for the cost of such legal fees and expenses if you are deemed by an arbitrator to have brought or defended such contest in bad faith.

VIII. CHANGE IN CONTROL

"Change in Control" means a Change in Control of Nextel Partners, Inc. as set forth in the Nextel Partners, Inc. 1999 Nonqualified Stock Option Plan Third Amended and Restated as of July 24, 2002.

IX.  EFFECT ON OTHER BENEFITS

Amounts paid under this Severance Plan are not considered compensation eligible for 401(k) Plan contributions nor are they included in the computation of other compensation-based benefits such as disability or life insurance benefits.

Except as otherwise provided in Section V regarding the Health Benefits and as otherwise provided in this Section IX, NPI's obligation to make the payments provided for in this Severance Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that NPI may have against you or others. In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Severance Plan, and such amounts shall not be reduced, whether or not you obtain other employment. Notwithstanding the foregoing, any amounts payable to you under this Severance Plan shall be reduced on a dollar-for-dollar basis by (1) any amounts otherwise paid to you under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, as amended, or any similar state or local statute ("WARN") and (2) the amount of base salary paid to you by NPI or its affiliates after notice is given to you pursuant to WARN.

Nothing in this Severance Plan shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by NPI or any of its affiliates and for which you may qualify, nor shall anything herein limit or otherwise affect such rights as you may have under any other contract or agreement with NPI and its affiliates. Amounts that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice


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or program of or any other contract or agreement with NPI or its affiliates at or subsequent to the Qualified Termination of Employment shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Severance Plan. Notwithstanding the foregoing, if you receive payments and benefits pursuant to this Severance Plan, you shall not be entitled to any severance pay or benefits under any severance plan, program or policy of NPI or its affiliates, unless otherwise specifically provided therein in a specific reference to the Severance Plan.

BENEFIT COVERAGE DURING SALARY CONTINUATION

If some or all of your Plan Benefit is paid as salary continuation (because WARN applies to your layoff), then all of the welfare benefit coverage that you had as an active partner will remain in force through the end of your salary continuation period and the period in which your Health Benefits commence shall not be on the date of your Qualified Termination of Employment but shall instead commence upon the date that such salary continuation period ends.

TIME AND FORM OF PAYMENT

Your Plan Benefit will be paid to you in a lump sum as soon as practicable after your Qualified Termination of Employment, provided you sign the required Agreement and Release, and applicable waiting periods required by law have lapsed, provided, further, that in the event that a delay in payment of your Plan Benefit is required in order to avoid the imposition of any taxes under
Section 409A of the Code, your Plan Benefit shall be paid or provided to you, as the case may be, on the date that is six months and one day after your Qualified Termination of Employment. Your Plan Benefit will be subject to applicable federal, state and local taxes and NPI may withhold from any amounts payable to you under this Severance Plan such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

X.   CERTAIN ADDITIONAL PAYMENTS BY NPI.

Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would cause you to be subject to an Excise Tax in an amount equal to or in excess of $50,000, then you shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section X, in the event that it shall be determined that you are subject to an Excise Tax in an amount less than $50,000, then the amounts payable to you hereunder shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount (the reduction of the amounts payable hereunder shall be made in such a manner as to maximize the Value of all Payments actually made to you); provided, however, that in the event that you would be in a better net after-tax position without the amounts payable to you hereunder being so reduced, the amounts payable to you shall not be so reduced. For purposes of this provision, "net after-tax position" shall be determined net of all taxes imposed on you with respect to Payments under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code


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and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as you shall certify, in your sole discretion, as likely to apply to you in the relevant tax year(s). NPI's obligation to make Gross-Up Payments under this Section X shall not be conditioned upon your termination of employment.

Subject to the provisions of the next paragraph, all determinations required to be made under this Section X, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be selected by NPI prior to the Change in Control (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to NPI and you within 15 business days of the receipt of notice from you that there has been a Payment or such earlier time as is requested by NPI. All fees and expenses of the Accounting Firm shall be borne solely by NPI. Any Gross-Up Payment, as determined pursuant to this Section X, shall be paid by NPI to you within 30 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon NPI and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by NPI should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event NPI exhausts its remedies pursuant to the next paragraph and you are thereafter required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by NPI to you or for your benefit.

You shall notify NPI in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by NPI of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten
(10) business days after you are informed in writing of such claim. You shall apprise NPI of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to NPI (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If NPI notifies you in writing prior to the expiration of such period that NPI desires to contest such claim you shall:

1. Give NPI any information reasonably requested by NPI relating to such claim;

2. Take such action in connection with contesting such claim as NPI shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by NPI;

3. Cooperate with NPI in good faith in order to effectively contest such claim; and

4.   Permit NPI to participate in any proceedings relating to such claim;

provided, however, that NPI shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall


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indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section X, NPI shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of you and direct you to sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as NPI shall determine; provided, however, that, if NPI pays such claim and directs you to sue for a refund, NPI shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, NPI's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after your receipt of a Gross-Up Payment or payment by NPI of an amount on your behalf pursuant to the above paragraph, you become entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, you shall (subject to NPI's complying with the requirements of the above paragraph, if applicable) promptly pay to NPI the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by NPI of an amount on your behalf pursuant to the above paragraph, a determination is made that you shall not be entitled to any refund with respect to such claim and NPI does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Notwithstanding any other provision of this Section X, NPI may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding.

Definitions. The following terms shall have the following meanings for purposes of this Section X.

1. "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

2. "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under
     Section 280G(b)(2), as


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     determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

3. A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to this Severance Plan or otherwise.

4. The "Safe Harbor Amount" means 2.99 times your "base amount," within the meaning of Section 280G(b)(3) of the Code.

5. "Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

XI.  SECTION 409A

If any compensation or benefits provided by this Severance Plan may result in the application of Section 409A of the Code, NPI shall modify the Severance Plan in the least restrictive manner necessary in order to exclude such compensation from the definition of "deferred compensation" within the meaning of Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to any participant.

XII. RABBI TRUST

In order to ensure that your Plan Benefit is protected, immediately prior to a Change in Control, NPI will fully fund a rabbi trust in an amount in cash equal to 100 percent of the maximum aggregate liability that could become payable under the Severance Plan. Notwithstanding the establishment of any such trust, a participant's rights hereunder will be solely those of a general unsecured creditor.

XIII. CLAIMS AND APPEALS PROCEDURE

CLAIMS PROCEDURE

If you believe you are entitled to benefits under this Severance Plan and have not received them, you or your authorized representative may file a claim for benefits in writing with the Plan Administrator, at the address provided below. Your letter must state the reason why you believe that you are entitled to benefits.

If any such claim is wholly or partially denied, the Plan Administrator will notify you of its decision in writing within 90 days of the date you filed your claim (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to you within the initial 90 day period). This response will include the reasons for denial, the Severance Plan provisions on which the denial was based, and if needed, a request for further information. Also included will be a description of any material or information necessary for you to perfect your claim (and an explanation of why such material or information is necessary), and a description of the Severance Plan's review procedures and the time limits applicable to such procedures,


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including a statement of your right to bring a civil action under the Employee
Retirement Income Security Act of 1974, as amended ("ERISA") following an adverse benefit determination on review.

APPEAL OF DENIED CLAIM

If you wish to contest the denial, you (or your legal representative) may request a review of the decision in writing within 60 days of the date you receive the denial. Your appeal should include a description of the benefits you are claiming and the reasons for your claim. Also, supporting documents and records should accompany your appeal. You should send your appeal to the Plan Administrator. You (or your representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim.

The Plan Administrator will review your appeal and will notify you of its decision in writing within 60 days after your request for review is received by the Plan Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to you within the initial 60 day period). If the Plan Administrator denies the appeal, in whole or in part, the Plan Administrator's notice will set forth the specific reason(s) for the denial, the Severance Plan provision(s) on which the denial is based, a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim and a statement of your right to bring a civil action under ERISA.

If your claim is denied on appeal, you have the right to bring an action under
Section 502(a) of ERISA. You must pursue all claims and appeals procedures described in this SPD before you seek any other legal recourse with respect to Plan Benefits. In addition, any lawsuit must be filed within six months from the date of your denied appeal or two years from the date you terminate employment with NPI, whichever occurs first.

The Plan Administrator shall have sole absolute discretion over claims and appeals issue and determinations regardless of the timing of such determination or exercise of such discretion.

CLAIMS AND APPEALS PROCEDURE NOT MANDATORY AFTER A CHANGE IN CONTROL

Notwithstanding the foregoing, the claims and appeals procedure provided for in this Section XIII of the Severance Plan will be provided for the use and benefit of participants who may choose to use such procedures, but compliance with the provisions of these claims and appeals procedures will not be mandatory for any participant claiming benefits after a Change in Control. It will not be necessary for any participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such participant claims entitlement, and any participant may rely upon the "Arbitration" provisions of
Section VI of this Severance Plan at any time in connection with a dispute under this Severance Plan.

XIV. STATEMENT OF ERISA RIGHTS

As a participant in the Severance Plan you are entitled to certain rights and protections under ERISA.


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RECEIVE INFORMATION ABOUT YOUR PLAN AND BENEFITS

ERISA, provides that all Severance Plan participants shall be entitled to:

1) Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites and union halls, all documents governing the Severance Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Severance Plan with the U.S. Department of Labor and available in the Public Disclosure Room of the Employee Benefits Security Administration.

2) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Severance Plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

PRUDENT ACTIONS BY PLAN FIDUCIARIES

In addition to creating rights for Severance Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Severance Plan. The people who operate the Severance Plan, called "fiduciaries" of the Severance Plan, have a duty to do so prudently and in the interest of you and other Severance Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

ENFORCE YOUR RIGHTS

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Severance Plan documents or the latest annual report from the Severance Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Severance Plan fiduciaries misuse the Severance Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

ASSISTANCE WITH YOUR QUESTIONS

If you have any questions about the Severance Plan, you should contact the Plan Administrator at the address provided below. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefit Security


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Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefit Security Administration.

XV.  PLAN ADMINISTRATION

This Section XV provides you with some administrative information that is important for you to know.

SEVERANCE PLAN NUMBER

The Severance Plan Number is 503.

PLAN SPONSOR

Nextel Partners Operating Corp. is the employer that maintains this Severance Plan. NPI's employer identification number is 91-1930916. The address for NPI is: 4500 Carillon Point, Kirkland, WA 98033.

PLAN ADMINISTRATOR

NPI has designated the Compensation and Benefit Committee as the administrator of the Severance Plan (the "Plan Administrator"). The address and telephone number of the Plan Administrator is:

     Nextel Partners
     Compensation and Benefit Committee
     4500 Carillon Point
     Kirkland, WA 98033
     (425) 576-3600

To the fullest extent permitted by law and except as otherwise expressly provided herein, the Plan Administrator shall have discretion to determine all matters relating to eligibility, coverage and benefits under the Severance Plan, and shall have the discretion to determine all matters relating to the interpretation and operation of the Severance Plan. The Plan Administrator shall administer the Severance Plan in a nondiscriminatory manner for the exclusive benefit of participants and their beneficiaries.

Except as otherwise provided in this Severance Plan, any determination by the Plan Administrator, or any authorized delegate, shall be final and binding, in the absence of clear and convincing evidence that the Plan Administrator or delegate acted arbitrarily and capriciously.

The Plan Administrator may allocate any of its responsibilities for the operation and administration of the Severance Plan to any officer or employee of NPI. It may also delegate any of its responsibility under the Severance Plan by designating, in writing, another person to carry out such responsibilities. Any such written designation shall become effective when executed by an officer of NPI and the designated person shall then be responsible for carrying out the responsibilities described in such writing.


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NO INDIVIDUAL LIABILITY

It is the express purpose and intention of NPI that no individual liability whatsoever shall attach to, or be incurred by, any director, officer, employee, representative or agent of NPI and its affiliates, under, or by reason of the operation of, the Severance Plan.

PLAN YEAR

The Plan Year is the calendar year starting January 1 and ending on December 31. The ERISA Plan number is 503.

FUNDING OF BENEFITS

The entire cost of the Severance Plan is paid from NPI's assets.

AGENT FOR SERVICE OF LEGAL PROCESS

If, for any reason, you wish to seek legal action, you may serve legal process on NPI, the Plan Administrator or to the following person:

     General Counsel
     Nextel Partners
     4500 Carillon Point
     Kirkland, WA 98033

XVI. AMENDMENT AND TERMINATION OF THE SEVERANCE PLAN

NPI reserves the right to amend, modify, suspend or terminate this Severance Plan at any time; provided that no such amendment, modification, suspension or termination after the occurrence of a Change in Control that has the effect of reducing or diminishing the right of any participant (or removes an eligible employee from participation in the Severance Plan by amending Exhibit A or otherwise) shall be effective for 24 months following the occurrence of a Change in Control, other than any technical amendment to bring this Severance Plan in compliance with Section 409A of the Code.

Any such amendment or termination shall be effected by a written instrument signed by an officer of NPI, or his or her authorized delegate, except that no such action shall reduce a participant's benefits under the Severance Plan which have already accrued by reason of the partner's prior Qualified Termination of Employment.

XVII. EFFECT ON EMPLOYMENT STATUS

NPI continues to follow a policy of employment at will whereby either NPI or the partner can terminate employment at any time with or without cause, with or without notice, and without any reason. This Severance Plan is not intended to in any way alter the employment at will policy or to guarantee or imply future employment.

XVIII. SUCCESSORS

In addition to any obligations imposed by law upon any successor(s) to NPI, NPI will be obligated to require any successor(s) (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of NPI to expressly assume and agree to perform under this Severance Plan in the same manner and to the same extent that NPI would be required to perform under it if no


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such succession had taken place. In the event of such a succession, references to NPI herein will thereafter be deemed to include such successor(s).

XIX. GOVERNING LAW

Where not expressly preempted by ERISA, this Severance Plan shall be interpreted according to the internal laws of the State of Washington, without regard to choice of law rules that would result in the application of the laws of another state.

IF YOU HAVE ANY QUESTIONS ABOUT THE TERMS OF THE SEVERANCE PLAN OR ABOUT THE PAYMENT OF BENEFITS, YOU MAY OBTAIN MORE INFORMATION FROM THE NPI PEOPLE SERVICES DEPARTMENT.


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